Exhibit 5.1

[Vinson & Elkins L.L.P Letterhead]

September 23, 2019

StoneMor GP LLC

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Re:    StoneMor Partners L.P.

Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for StoneMor Partners L.P., a Delaware limited partnership (“StoneMor”), in connection with the anticipated issuance by StoneMor to its unitholders of record as of the close of business on September 26, 2019 (the “Record Date”) of nontransferable subscription rights (the “Rights”) to purchase 1.24 common units representing limited partner interests in StoneMor (the “Common Units”) for each Common Unit held by each such unitholder, at a price of $1.20 per Common Unit (the “Rights Offering”). Through the Rights Offering, up to 33,487,904 Common Units may be issued and sold by StoneMor upon the exercise by unitholders of the Rights (such Common Units issuable in connection with the Rights Offering, the “Rights Units”). StoneMor has filed a pre-effective Registration Statement on Form S-1 (Commission File No. 333-233505) of even date herewith, as may be amended from time to time, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Rights Units under the Securities Act of 1933 (the “Securities Act”). The Registration Statement includes a preliminary prospectus (the “Preliminary Prospectus”) and will include a final prospectus (the “Final Prospectus”) to be furnished to the unitholders of record of the Common Units of StoneMor as of the Record Date in connection with the Rights Offering. The Rights and the Rights Units are collectively referred to herein as the “Securities.” This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

As counsel to StoneMor and in connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of: (i) Certificate of Limited Partnership of StoneMor; (ii) the Third Amended and Restated Agreement of Limited Partnership of StoneMor; (iii) records of actions of the board of directors of the general partner of StoneMor; (iv) resolutions of the board of directors of the general partner of StoneMor relating to the issuance of the Securities; (v) the Registration Statement and (vi) such other documents, including the Preliminary Prospectus, as we have deemed appropriate in connection with this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons signing or delivering an instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, facsimile, conformed or photostatic copies and the absence of any understandings, waivers, or amendments, which would vary the terms of any document which we have reviewed. As to various questions of fact material to this opinion, we have relied upon oral or written statements and representations of officers or other representatives of StoneMor and upon certificates or other documents of public officials. We have further assumed that this opinion will be used only in connection with the issuance of the Rights and the offer and sale of Rights Units while the Registration Statement remains in effect under the Act.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

i.

the Rights have been duly authorized by all necessary partnership action of StoneMor and, when issued in accordance with the terms and conditions of the Rights Offering described in the Registration Statement, will be validly issued and will constitute the valid and legally binding obligations of StoneMor; and

ii.

the Rights Units have been duly authorized by all necessary partnership action of StoneMor and, upon issuance against payment therefor in accordance with the terms of the Rights Offering described in the Registration Statement, upon exercise of the Rights, the Rights Units will be validly issued, fully paid and nonassessable.

Our opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

We have not reviewed for purposes of this opinion, and this opinion does not address: any ERISA laws, rules or regulations; any Federal or state securities or “blue sky” laws, rules or regulations; any Federal or state banking laws, rules or regulations; any laws relating to fiduciary duties or any Federal, state or local taxation laws, rules or regulations.

This opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed herein as to the laws of any other jurisdiction. This opinion is limited to the matters set forth herein and no opinion is intended to be implied or may be inferred beyond those expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and as to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our Firm’s name under the heading “Legal Matters” in the Prospectus constituting part of such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Vinson & Elkins L.L.P.